Exhibit 10.17
CHANGE IN CONTROL SEVERANCE COMPENSATION AGREEMENT
THE AGREEMENT was made and entered into as of January 1, 2019, (the “Effective Date”), by and between Callon Petroleum Company, a Delaware corporation (the “Company”, and together with its subsidiaries, “Callon”) and ______________________ (“Executive”). Callon and Executive may be referred to individually herein as “Party” and collectively as “Parties”.
WITNESSETH:
WHEREAS, Callon desires to assure fair treatment of its key executives in the event of a Change in Control (as defined below) and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with Callon notwithstanding the outcome of a possible Change in Control transaction; and
WHEREAS, the Board of Directors of the Company (the “Board”) believes it is essential to provide the Executive with compensation arrangements upon a Change in Control which provide the Executive with individual financial security and which are competitive with those of other similar corporations, and in order to accomplish these objectives, the Board has caused Callon to enter into this Agreement;
NOW, THEREFORE, in consideration of the mutual premises and conditions contained herein, the parties hereto agree as follows:
Article 1.Term
This Agreement shall terminate, except to the extent that any obligation of Callon hereunder remains unpaid as of such time and Executive’s ongoing obligations pursuant to Article 6, upon the earliest of:

(a)
December 31, 2019; provided, however, that, commencing on December 31, 2019, and on each anniversary date thereafter (each such date, an “Anniversary Date”), the expiration date under this clause (i) shall automatically be extended for one additional year unless either party shall have given thirty (30) day written notice prior to such Anniversary Date that it does not wish to extend this Agreement; provided, however, that if the Agreement has not terminated prior to the date the Company enters into a definitive agreement that will result in a Change in Control or the date a Change in Control occurs, the expiration date under this clause shall not occur earlier than the second anniversary of the effective date of the Change in Control or the date the agreement to effectuate such Change in Control is terminated, as applicable;

(b)	The termination of the Executive’s employment with Callon based on death, Disability (as defined in Section 3.1), or Cause (as defined in Section 3.2);

(c)	The voluntary resignation of the Executive for any reason other than Good Reason (as defined in Section 3.3); and

(d)	Any termination of Executive’s employment prior to a Change in Control, except as expressly provided in Article 2.
Article 2.Change in Control
Except as provided herein, no benefits shall be payable hereunder unless there shall have been a Change in Control (as defined below), and Executive’s employment by Callon shall thereafter have been terminated within two (2) years after the date of such Change in Control in accordance with Article 3.
For purposes hereof, a “Change in Control” means the occurrence of one or more of the following:

(a)
Change in Ownership. A change in ownership of the Company occurs on the date that any Person, other than (1) the Company or any of its Subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s stock (each of (1) through (4) an “Exempt Person”), acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Company’s Voting Stock. However, if any Person is considered to own already more than fifty percent (50%) of the total fair market value or total voting power of the Company’s Voting Stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of the Company through ownership of thirty percent (30%) or more of the total voting power of the Company’s Voting Stock, as discussed in paragraph (b) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (a); or

(b)
Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (a) above, a change in the effective control of the Company occurs on either of the following dates: (1) the date that any Person (other than an Exempt Person) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the Company’s Voting Stock. However, if any Person owns thirty percent (30%) or more of the total voting power of the Company’s Voting Stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (b)(1); or (2) the date that during any period of three consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved; provided, however, that any such director shall not be considered to be approved by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)
Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company that have a total gross fair market value equal to at least forty percent (40%) of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the stockholders of the Company immediately after the transfer, through a transfer to (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company stock; (2) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (3) a Person that owns directly or indirectly, at least fifty percent (50%) of the total value or voting power of the Company’s outstanding Voting Stock; or (4) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the Company’s outstanding Voting Stock.

“Affiliate” has the same meaning ascribed to such term in Rule 12b-2 under the Exchange Act.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).
“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.
If the Executive’s employment with Callon is terminated by Callon for reasons other than Cause or Disability in accordance with the provisions of Article 3 within the six (6) month period prior to the date on which a Change in Control is effective, and it is reasonably demonstrated that such termination: (i) was at the request of a third party who has taken steps reasonably calculated to effectuate a Change in Control or (ii) otherwise arose in connection with a Change in Control, then for all purposes hereof, such termination shall be deemed to have occurred following a Change in Control (for purposes of this Agreement, a “Deemed Eligible Termination”).
Notwithstanding the foregoing provisions of Article 2, with respect to any payment hereunder that is (i) subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) a Change of Control which would accelerate the timing of such payment, the term “Change of Control” shall mean a change in the ownership or effective control of Callon, or in the ownership of a substantial portion of the assets of Callon as defined under Code Section 409A, but only to the extent inconsistent with the above definition and to the minimum extent necessary to comply with Section 409A, as determined by Callon.
Article 3.Termination of Employment Following a Change in Control
If a Change in Control shall have occurred and Executive’s employment is subsequently terminated within two (2) years following the date of such Change in Control, (i) by Callon other than for Cause (as defined in Section 3.2) or Disability (as defined in Section 3.1) or (ii) by Executive for Good Reason (as defined in Section 3.3), Executive shall be entitled to the benefits provided in Articles 4 and 5, subject to the additional requirements set forth therein. For the avoidance of doubt, no benefits will be payable hereunder on a termination of Executive’s employment due to Disability or death, due to termination by Callon for Cause, or due to Executive’s voluntary termination of employment without Good Reason.
3.1    Disability. If, upon the Disability (as defined below) of Executive, and within thirty (30) days after written Notice of Termination (as defined in Section 3.4) is given, Executive has not returned to the full-time performance of his employment duties, Callon may terminate Executive’s employment for Disability. For purposes of this Agreement, “Disability” is defined as the physical or mental inability of Executive to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six (6) continuous months, together with the reasonable likelihood, as determined by the Board upon the advice of a physician selected or approved by the Board, that Executive will be unable to carry out the normal and usual duties of his employment on a full-time basis for the next following continuous period of six (6) months.
3.2    Cause. For purposes hereof, “Cause” is defined as: (i) the conviction of the Executive by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Executive; (ii) the commission by the Executive of a material act of fraud upon Callon; (iii) the material misappropriation by the Executive of any funds or other property of Callon; (iv) the knowing engagement by the Executive without the written approval of the Board, in any material activity which directly competes with the business of Callon, or which would directly result in material injury to the business or reputation of Callon; (v)(1) a material breach by the Executive during the Executive’s employment with Callon of any of the restrictive covenants set out in the Executive’s employment agreement with the Company, if applicable, or (2) the willful and material nonperformance of the Executive’s duties to Callon (other than by reason of the Executive’s illness or incapacity), and, for purposes of this clause (v), no act or failure to act on Executive’s part shall be deemed “willful” unless it is done or omitted by the Executive not in good faith and without his reasonable belief that such action or omission was in the best interest of Callon, (vi) any breach of the Executive’s fiduciary duties to Callon, including, without limitation, the duties of care, loyalty and obedience to the law; and (vii) the intentional failure of the Executive to comply with Callon’s Code of Business Conduct and Ethics, or to otherwise discharge his duties in good faith and in a manner that the Executive reasonably believes to be in the best interests of Callon, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.
3.3    Good Reason. Subject to Section 3.4, Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following:

(a)	Following a Change in Control, a material diminution in the scope, nature or status of Executive’s responsibilities;

(b)
Following a Change in Control, (1) a reduction in Executive’s base salary as in effect on the date of a Change in Control or as the same may be increased from time to time thereafter, or (2) a failure by Callon to continue to provide Executive with compensation and benefits that do not represent a material reduction, either in amount of compensation opportunity and benefits provided or the level of the Executive’s participation relative to other participants, in the compensation and benefits provided immediately prior to the Change in Control;

(c)
Following a Change in Control, Executive’s relocation by Callon to a location in excess of 50 miles from the location where Executive was based immediately prior to the Change in Control, except for a relocation consented to by Executive, if all reasonable costs of relocation, including moving expenses, costs of selling a principal residence (and, if requested by Executive, the purchase of such principal residence at its then-appraised value as appraised by a qualified and licensed appraiser selected by Executive) are paid or provided for by Callon;

(d)
Following a Change in Control, the failure by Callon to continue in effect any compensation plan in which Executive participates unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with a Change in Control, or the failure of Callon to continue Executive’s participation therein or the taking of any action by Callon which would materially and adversely affect Executive’s participation in any such plan or reduce Executive’s benefits thereunder;

(e)
Following a Change in Control, the failure by Callon to continue to provide Executive with benefits not less, in the aggregate, than those enjoyed under any of Callon’s pension, life insurance, medical, health, and accident, or disability plans in which Executive was participating at the time of a Change in Control or the taking of any action by Callon which would directly or indirectly materially reduce any such benefits;

(f)	The failure of Callon to obtain a satisfactory agreement from any successor or parent thereof to assume and agree to perform this Agreement pursuant to Article 7; or

(g)
Any purported termination of Executive’s employment with Callon which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.4 (and for purposes of this Agreement, no such purported termination shall be effective).

Notwithstanding the foregoing definition of “Good Reason”, the Executive cannot terminate his employment hereunder for Good Reason unless the Executive (1) first notifies the Board in writing of the event (or events) which the Executive believes constitutes a Good Reason event under clauses (a) through (g) (above) within sixty (60) calendar days from the date of such event, and (2) provides Callon with at least thirty (30) calendar days to cure, correct or mitigate the Good Reason event so that it either (A) does not constitute a Good Reason event hereunder or (B) the Executive specifically agrees, in writing, that after any such modification or accommodation made by Callon, such event does not constitute a Good Reason event hereunder.
The Executive’s mental or physical incapacity following the occurrence of any of the circumstances described in clauses (a) through (g) (above) shall not affect the Executive’s ability to terminate employment for Good Reason, and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect his designated beneficiary’s entitlement to any benefits provided hereunder upon a termination of employment for Good Reason. Notwithstanding anything herein to the contrary, the Executive’s resignation under this Agreement, with or without Good Reason, shall not affect the Executive’s eligibility to receive benefits under any retirement or pension plan of Callon or its Affiliates.
3.4    Notice of Termination. Any termination pursuant to the foregoing provisions of this Article 3 (excluding a termination due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto. For purposes hereof, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision herein relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. In the event that Executive seeks to terminate his employment with Callon pursuant to Section 3.3, he must communicate his written Notice of Termination to Callon within sixty (60) days of being notified of such action or actions by Callon which constitute Good Reason for termination.
3.5    Date of Termination. The term “Date of Termination” shall mean: (i) if this Agreement is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive has not returned to the performance of his duties on a full-time basis during such thirty (30) day period); or (ii) if Executive’s employment is terminated pursuant to Section 3.3, or if Executive’s employment is terminated for any other reason, the date that Executive incurs a “separation from service” (as such term is defined in final Treasury Regulations issued under Code Section 409A and any other authoritative guidance issued thereunder), as determined by Callon.
3.6    Reimbursement of Expenses. To the extent this Agreement provides for the reimbursement of expenses which are not specifically excluded from Code Section 409A, (i) the amount of expenses eligible for reimbursement during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year and (ii) the reimbursement shall be made not later than by December 31st of the year following the calendar year in which such expense was incurred by the Executive.
Article 4.Compensation Upon Termination
4.1    Termination without Cause or for Good Reason. If a Change in Control shall have occurred and Executive’s employment is subsequently terminated under circumstances described in the first paragraph of Article 3, or if Executive incurs a Deemed Eligible Termination, Executive shall be entitled to the following benefits, provided that within fifty (50) days following the Date of Termination Executive signs a general release in substantially the form set forth on Exhibit A, and Executive affirmatively agrees not to violate the provisions of Article 6:

(a)
Callon shall pay to the Executive in a lump sum, in cash, on the date which is six (6) months following his Date of Termination, an amount equal to two (2) times the sum of: (i) the Executive’s annual base salary as in effect immediately prior to the Change in Control or, if higher, in effect immediately prior to the Date of Termination, and (ii) the greatest of: (A) the average bonus (under all Callon bonus plans for which the Executive is eligible) earned with respect to the three (3) most recently completed full fiscal years, (B) the target bonus (under all Callon bonus plans for which the Executive is eligible) for the fiscal year in which the Change in Control occurs or (C) the target bonus (under all Callon bonus plans for which the Executive is eligible) for the fiscal year in which the Date of Termination occurs.

(b)
Callon shall, at its expense, maintain in full force and effect for Executive’s continued benefit until twenty-four (24) months after the Date of Termination all medical, dental, and vision insurance coverage to which Executive was entitled immediately prior to the Notice of Termination. The continued coverage under this Section 4.1(b) shall be provided in a manner that is intended to satisfy an exception to Section 409A of the Code, and therefore not treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Code Section 409A, including (i) providing such benefits on a nontaxable basis to Executive, (ii) providing for the reimbursement of medical expenses incurred during the time period during which Executive would be entitled to continuation coverage under a group health plan of Callon pursuant to Section 4980B of the Code (i.e., COBRA continuation coverage), (iii) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Code Section 409A and the authoritative guidance thereunder, or (4) such other manner as determined by Callon in compliance with an exception from being treated as nonqualified deferred compensation subject to Code Section 409A. Further, the continued coverage under this Section 4.1(b) shall be provided as alternative coverage to continuation coverage under Section 4980B of the Code (“COBRA”) and if Executive accepts such continued coverage under this Section 4.1(b), he or she will be deemed to have declined COBRA continuation coverage. In the event of a Deemed Eligible Termination, (i) the Executive will be entitled to a make-up payment (paid on the date the Executive’s severance payment is made pursuant to Section 4.1(a)) in an amount equal to the value of the coverage that would have been provided from the Date of Termination until the date of the Change in Control had Executive been treated as eligible for benefits pursuant to Section 4.1(b) as of the Date of Termination, and (ii) Executive’s benefits pursuant to this Section 4.1(b) will begin as of the date of the Change in Control.

(c)
Callon’s obligation to pay severance amounts due to the Executive pursuant to this Section 4.1, to the extent not already paid, shall cease immediately and such payments will be forfeited if the Executive violates any of the covenants or conditions described in Sections 6.1, 6.2 or 6.3 after the Date of Termination.

4.2    Limitation on Payments.
(a)    Definitions. For purposes of this Section 4.2, the following capitalized terms have the meanings ascribed to them, below.
“Excise Tax” means the excise tax imposed by Section 4999 of the Code with respect to the Total Payments together with any interest or penalties with respect to such excise tax.
“Incentive Award” means a stock option, stock appreciation right, restricted stock award, restricted stock unit award, or other equity-type award under any plan or agreement in which Executive has, or will (by the passage of time only and not based on Executive’s performance) have, an interest in the capital stock of Callon or an Affiliate, or a right to obtain capital stock or an interest in capital stock of Callon or an Affiliate.
“Net After-Tax Benefit” means (i) the Total Payments less (ii) the amount of all United States federal, state and local income and employment taxes payable with respect to the Total Payments (calculated at the maximum applicable marginal income tax rate for Executive under the Code), and less (iii) the amount of the Excise Tax imposed (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing).
“Total Payments” means the total payments or other benefits that Executive becomes entitled to receive from Callon or an Affiliate in connection with a Change in Control that would constitute a “parachute payment” (within the meaning of Section 280G of the Code), whether payable pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with Callon or an Affiliate.
(b)    Maximum Net After-Tax Benefit. The Total Payments shall be reduced to the minimum extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if, by reason of such reduction, the Net After-Tax Benefit received by Executive as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by Executive if no such reduction was made. It is thus the objective of this Agreement to maximize Executive’s Net After-Tax Benefit if any payments or benefits provided hereunder are subject to the Excise Tax.
In the event it is determined that the Total Payments to or for the benefit of Executive, whether paid or payable or distributed or distributable or otherwise, including, by example and not by way of limitation, acceleration of the date of vesting or payment or rate of payment under any plan, program or arrangement of Callon, would be subject to the Excise Tax, Callon shall first make a calculation under which such payments or benefits provided to Executive under this Agreement are reduced, to the minimum extent necessary, so that no portion thereof shall be subject to the Excise Tax (the “Section 4999 Limit”). Callon shall then compare (i) Executive’s Net After-Tax Benefit assuming application of the Section 4999 Limit with (ii) Executive’s Net After-Tax Benefit without the application of the Section 4999 Limit. In the event (i) is greater than (ii), Executive shall receive Total Payments solely up to the 4999 Limit. In the event (ii) is greater than (i), Executive shall be entitled to receive all such Total Payments, and shall be solely liable for any and all Excise Tax related thereto.
All determinations required to be made under this Section 4.2, including whether an Excise Tax may apply to the Total Payments, will be made by the independent accounting firm which served as Callon’s auditor immediately prior to the Change in Control (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by Callon and it shall be Callon’s obligation to cause the Accounting Firm to take any actions required hereby.
Callon will direct the Accounting Firm to submit detailed supporting calculations both to Callon and the Executive within fifteen (15) business days after the Date of Termination, if applicable, or such earlier time as is requested by Callon. If applicable, Executive and Callon shall each provide the Accounting Firm with access to, and copies of, any books, records and documents in their respective possessions, as reasonably requested by the Accounting Firm, and otherwise reasonably cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.2.
If the Accounting Firm determines that a reduction in payments is required under this Section 4.2, Callon shall (to the extent feasible) reduce the Total Payments in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code; (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any Incentive Award that are exempt from Section 409A of the Code; (iii) reduction of any other payments or benefits otherwise payable to Executive on a prorata basis or in such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any Incentive Award that are exempt from Section 409A of the Code; and (iv) reduction of any payments attributable to any acceleration of vesting or payments with respect to any Incentive Award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.
If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return.
4.3    No Mitigation or Set-off of Amounts Payable Hereunder. Executive shall not be required to mitigate the amount of any payment provided for in this Article 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise. Callon’s obligations hereunder also shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action which Callon may have against Executive.
Article 5.Stock Options and Other Plans
5.1    Acceleration of Benefits. If Executive is eligible for severance payments pursuant to Section 4.1, the following shall automatically occur effective as of the sixtieth (60th) day following the Date of Termination, subject to delayed payment as may be required pursuant to Article 14:

(a)
Notwithstanding any provision to the contrary in any stock incentive plan, stock option agreement, restricted stock agreement, or other applicable plan or agreement between Executive and Callon, all outstanding units, stock options, incentive stock options, performance shares, performance awards, stock appreciation rights, career shares, bridge shares, and shares of restricted stock (the “Stock Rights”) then held by Executive shall immediately become exercisable and Executive shall become one hundred percent (100%) vested in such Stock Rights held by or for the benefit of Executive, with any performance-based Stock Rights earned at the level specified in the applicable award agreement or, if not specified, at the target level; provided, however, that such Stock Rights shall not be accelerated if it would be an impermissible acceleration under Section 409A of the Code, but will be paid at the earliest permissible payment event consistent with the terms of the award and the requirements of Section 409A of the Code.

(b)
Notwithstanding any provision to the contrary in any stock option agreement between Executive and Callon, Executive’s right to exercise any previously unexercised and outstanding option under any stock option agreement shall not terminate until the latest date on which such option would expire under the terms of such agreement but for Executive’s termination of employment.

(c)
In the event Executive incurs a Deemed Eligible Termination and equity awards that would have been accelerated or exercisability extended pursuant to this Article 5 have been forfeited as a result of Executive's earlier termination of employment, then Executive shall be entitled to a cash payment equal to (i) the value of any forfeited equity award, determined based on the cash or market value of the number of securities that would have been delivered to Executive pursuant to such award, in each case assuming the awards were vested and delivered (and, if applicable, exercised) as of the date Executive's severance payments are made pursuant to this Agreement (or, with respect to any option, the last day of the original option term, if earlier), reduced by (ii) the amount of any payment previously made in connection with the vesting or exercise of such award.

Article 6.	Noncompetition, Nonsolicitation, Nondisclosure of Trade Secrets, Nonpublic Information, and Ownership
6.1    Noncompetition. The Executive agrees that, if he becomes eligible for severance payments pursuant to Section 4.1, for a period of one year after the Date of Termination, he will not, directly or indirectly, compete with Callon by providing services to any other person, partnership, association, corporation, or other entity that is an “Oil and Gas Business” in any geographic location where Callon operated as of the Date of Termination. As used herein, an “Oil and Gas Business” means owning, managing, acquiring, attempting to acquire, soliciting the acquisition of, operating, controlling, or developing Oil and Gas interests, or engaging in or being connected with, as a principal, owner, officer, director, employee, shareholder, promoter, consultant, contractor, partner, member, joint venture, agent, equity owner or in any other capacity whatsoever, any of the foregoing activities of the oil and gas exploration and production business. The parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 6.1 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.
6.2    Nonsolicitation. If the Executive becomes eligible for severance payments pursuant to Section 4.1, for a period of two (2) years after the Date of Termination, the Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity: (a) directly, indirectly, or through a third party hire or cause to be hired; (b) directly, indirectly, or through a third party solicit; or (c) in any manner attempt to influence or induce any employee of Callon to leave the employment of Callon, nor shall he use or disclose to any person, partnership, association, corporation, or other entity any information obtained concerning the names and addresses Callon’s employees. The parties agree that the above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 6.2 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.
6.3    Nondisclosure of Trade Secrets. Callon promises to disclose to the Executive and the Executive acknowledges that in, and as a result of, his employment by Callon, he will receive, make use of, acquire, have access to and/or become familiar with, various trade secrets and proprietary and confidential information of Callon, including, but not limited to, processes, computer programs, compilations of information, records, financial information, sales reports, sales procedures, customer requirements, pricing techniques, customer lists, method of doing business, identities, locations, performance and compensation levels of employees, and other confidential information (individually and collectively, “Trade Secrets”) which are owned by Callon and used in the operation of its business, and as to which Callon takes precautions to prevent dissemination to persons other than certain directors, officers, and employees. The Executive acknowledges and agrees that the Trade Secrets:

(a)	Are secret and not known in the industry;

(b)	Give Callon an advantage over competitors who do not know or use the Trade Secrets;

(c)	Are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and

(d)	Are valuable, special, and unique assets of Callon, the disclosure of which could cause substantial injury and loss of profits and goodwill to Callon.
The Executive promises not to use in any way or disclose any of the Trade Secrets and confidential and proprietary information, directly or indirectly, either during or after the term of his employment, except as required in the course of his employment with Callon, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive. All files, records, documents, information, data, and similar items relating to the business of Callon, whether prepared by the Executive or otherwise coming into his possession, will remain the exclusive property of Callon and may not be removed from the premises of Callon under any circumstances without the prior written consent of Callon (except in the ordinary course of business during the Executive’s period of active employment under this Agreement), and in any event must be promptly delivered to Callon upon termination of the Executive’s employment with Callon. The Executive agrees that upon his receipt of any subpoena, process, or other requests to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal, or person, whether received during or after the term of the Executive’s employment with Callon, the Executive shall timely notify and promptly deliver a copy of the subpoena, process, or other request to Callon. For this purpose, the Executive irrevocably nominates and appoints Callon (including any attorney retained by Callon), as his true and lawful attorney-in-fact, to act in the Executive’s name, place, and stead to perform any act that the Executive might perform to defend and protect against any disclosure of any Trade Secrets.
The parties agree that the above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure shall not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 6.3 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.
6.4    Ownership. The Executive agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists, and trade secrets which arise out of the performance of this Agreement are the property of Callon.
6.5    No Disparaging Comments. Executive and Callon shall refrain from any criticisms or disparaging comments about each other or in any way relating to Executive's employment or separation from employment with Callon; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information to any governmental law enforcement agency by either party that is required by compulsion of law. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to the parties.
Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under any other state constitution which may be deemed to apply) and rights to disclose, communicate, or publish disparaging information or comments concerning or related to Callon; provided, however, nothing in this Agreement shall be deemed to prevent Executive from testifying fully and truthfully in response to a subpoena from any court or from responding to an investigative inquiry from any governmental agency.
For all purposes of the obligations of Executive under this Section 6.5, the term “Callon” refers to the Callon Petroleum Company and its Subsidiaries and Affiliates, and its and their directors, officers, employees, shareholders, investors, partners and agents.
6.6    Protected Disclosures. Notwithstanding anything herein to the contrary, nothing in this Agreement will be construed to prohibit the Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body. This Agreement does not limit the Executive’s right to receive an award for information provided to any governmental agency or regulatory body. Further, in accordance with the Defend Trade Secrets Act, the Executive may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
6.7    Subsidiaries and Affiliates Included. Except where otherwise expressly provided, for all purposes of the obligations of Executive under this Article 6, the term “Callon” refers to the Callon Petroleum Company and its Subsidiaries and Affiliates.
Article 7.Successors; Binding Agreement
7.1    Successors of Callon. Callon will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Callon, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Callon would be required to perform it if no such succession had taken place. Failure of Callon to obtain such agreement prior to the effectiveness of any such succession shall be a breach hereof and shall entitle Executive to compensation from Callon in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment for Good Reason, the date on which any such succession becomes effective shall be deemed the Date of Termination; provided however, that such compensation shall be paid to Executive only if such successor is a considered to be a successor to Callon by reason of a Change in Control. As used herein, “Callon Petroleum Company” shall mean Callon as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7.1, or which otherwise becomes bound by all the terms and provisions hereof by operation of law. Wherever appropriate to the intention of the parties, the respective rights and obligations of the parties hereunder shall survive any termination or expiration of this Agreement.
7.2    Executive’s Heirs, Etc. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to his designee or, if there be no such designee, to his estate upon prior receipt by Callon of a proper notice regarding the legal representative of such estate.
Article 8.Notice
For the purposes hereof, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted or delivered by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified or registered United States mail (with return receipt requested), addressed to Callon at its principal place of business and to Executive at his address as shown on the records of Callon, provided that all notices to Callon shall be directed to the attention of the Chief Executive Officer of Callon with a copy to the Secretary of Callon, or to such other address provided in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt, or at such other address as the recipient has designated by notice to the other party.
Each notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail, shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal.) Nevertheless, if the date of delivery is after 5:00 p.m. (local time of the recipient) on a business day, the notice or other communication shall be deemed given, received and effective on the next business day.
Article 9.Miscellaneous
9.1    Waiver and Amendment. No provisions hereof may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board (which shall in any event include Callon’s Chairman of the Board). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision hereof, to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly herein.

9.2    Tax Consequences. Callon or its affiliate shall withhold from any payments or benefits under this Agreement (whether or not otherwise acknowledged under this Agreement) all federal, state, local, or other taxes that it is required to withhold.
Executive understands, acknowledges, and agrees that Company cannot, and does not, provide any tax or legal advice to Executive. Any tax-related information that has been provided, or will be provided, to Executive is solely for informational purposes and should not be relied upon by Executive. Executive acknowledges that he has reviewed with his own tax advisors the tax consequences of this Agreement and the transactions contemplated hereby. Executive is relying solely on his tax advisors and not on any statements or representations of Callon or any of its agents and understands that Executive (and not Callon) shall be responsible for Executive’s own tax liability that may arise as a result of this Agreement or the transactions contemplated hereby, except as otherwise specifically provided in this Agreement.
9.3    Employment Status. Nothing in this Agreement provides the Executive with any right to continued employment with Callon or any of its affiliates, or shall interfere with the right of Callon or an affiliate to terminate the Executive’s employment at any time subject to Callon’s obligations under this Agreement.
9.4    No Exclusivity. Except as expressly provided herein, this Agreement shall not prevent or limit the Executive’s participation in any other plan or arrangement maintained by Callon for which the Executive qualifies, nor shall it impair any rights that the Executive may have under any other plan, program, contract or agreement with Callon or any of its affiliates.
9.5    Reformation and Severability. The Parties fully intend that this Agreement comply with all applicable laws and legal requirements. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the Agreement shall first be reformed to make the provision at issue enforceable and effective to the full extent permitted by law. If such reformation is not possible, all remaining provisions of this Agreement shall otherwise remain in full force and effect and shall be construed as if such illegal, invalid, or unenforceable provision has not been included herein.
9.6    Entire Agreement. This Agreement sets forth the entire agreement of the Parties and fully supersedes and replaces any and all prior agreements, promises, representations, or understandings, written or oral, between Callon and Executive relating to the subject matter of this Agreement including, without limitation, the Severance Compensation Agreement between Executive and the Company effective as of                          and as thereafter amended. This Agreement may be amended or modified only by a written instrument identified as an amendment hereto that is executed by both Executive and by the Chairman of the Board (or another officer who is authorized by the Board) on behalf of Callon.
9.7    Executive Acknowledgment. Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to review and discuss this Agreement with legal counsel of his choice prior to execution should he desire to do so, and (d) no strict rules of construction will apply for or against the drafter or any other party. Executive represents that there are no restrictions on his right to enter into this Agreement.
Article 10.Validity
The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
Article 11.Counterparts
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
Article 12.Governing Law; Jurisdiction
All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas. Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute shall be exclusively in the State of Texas (unless otherwise mutually agreed by the parties), and the parties hereby waive any objection to such jurisdiction or venue including, without limitation, to the effect that the location is inconvenient.
Article 13.Interpretative Matters
In the interpretation of the Agreement, except where the context otherwise requires:

(a)	“including” or “include” does not denote or imply any limitation;

(b)	“or” has the inclusive meaning “and/or”;

(c)	the singular includes the plural, and vice versa, and each gender includes each of the others;

(d)	captions or headings are for reference purposes only, and they are not to be considered in interpreting the Agreement;

(e)	“Section” refers to a Section of the Agreement, unless otherwise stated in the Agreement;

(f)	“month” refers to a calendar month; and

(g)
a reference to any statute, rule, or regulation includes (1) any amendment thereto, (2) any statute, rule, or regulation enacted or promulgated in replacement thereof, and (3) any regulation or other authority issued by the appropriate governmental entity under, or with respect to, a statute.

Article 14.Compliance with Section 409A

Any provisions of the Agreement that are subject to Section 409A of the Code (“Section 409A”) are intended to comply with all applicable requirements of Section 409A, or an exemption from the application of Section 409A, and shall be interpreted and administered accordingly. Any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Section 409A. Notwithstanding any provision of this Agreement to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “non-qualified deferred compensation” (within the meaning of Section 409A) upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision, references herein to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.
Notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided herein would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as required by Section 409A for a “specified employee,” then if the Executive is on the applicable date a specified employee, any such payment that the Executive would otherwise be entitled to receive during the first six months following his “separation from service” (as defined under Section 409A) shall be accumulated and paid, within ten (10) days after the date that is six months following the Executive’s date of “separation from service,” or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest such as, for example, upon the Executive’s death.
With respect to any amounts or benefits that are subject to Section 409A, this Agreement shall in all respects be administered in accordance with Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.
All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A. Within the time period permitted by Section 409A, Callon may, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary and without any diminution in the value of payments or other benefits to the Executive hereunder, in order to avoid the imposition of accelerated tax, additional tax and/or penalties on the Executive under Section 409A.

[Next page is signature page]

IN WITNESS WHEREOF, the Parties hereto have executed this amended and restated Agreement on the dates set forth below, to be effective as of the Effective Date.

CALLON PETROLEUM COMPANY

By:
L. Richard Flury
Chairman of the Board

Date:

EXECUTIVE

By:

Date:

Signature Page

EXHIBIT A
FORM OF WAIVER AND RELEASE
[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]
In consideration of, and as a condition precedent to, the severance payment (the “Severance”) described in that certain Severance Compensation Agreement (the “Agreement”) effective as of _____, 2018 between Callon Petroleum Company, a Delaware corporation (the “Company”), and [____________________] (“Executive”), which were offered to Executive in exchange for a general waiver and release of claims (this “Waiver and Release”). Executive having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Executive has sustained or claimed, or may be entitled to claim, Executive, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company, its parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors, as well as all employee benefit plans maintained by any of the foregoing entities or individuals, and all fiduciaries and administrators of such plans, in their personal and representative capacities (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Executive had, now has, or may have against the Released Parties relating in any way to Executive’s employment with the Company or termination thereof prior to and including the date of execution of this Waiver and Release, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Executive and any of the Released Parties; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this Waiver and Release. Notwithstanding anything to the contrary contained in this Waiver and Release, nothing in this Waiver and Release shall be construed to release the Company from any obligations set forth in the Agreement.
Executive understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Executive’s employment with the Company and the termination of such employment, including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law prior to and including the date of execution of this Waiver and Release, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Genetic Information Non-Discrimination Act of 2008, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA), all as amended, as well as any claims prior to and including the date of

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execution of this Waiver and Release, regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his employment or the separation of his employment with the Company prior to and including the date of execution of this Waiver and Release.
In addition, Executive agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties, save and except proceedings to enforce the terms of the Agreement or claims of Executive not released by and in this Waiver and Release.
This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Executive disclaims and waives any right to share or participate in any monetary award from the Company resulting from the prosecution of such charge or investigation or proceeding. Notwithstanding the foregoing or any other provision in this Waiver and Release or the Agreement to the contrary, the Company and Executive further agree that nothing in this Waiver and Release or the Agreement (i) limits Executive’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (ii) limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Executive’s right to receive an award for information provided to any Government Agencies.
Executive expressly acknowledges that he is voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and the other Released Parties from all rights or claims he has or may have against the Released Parties including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), up to and including the date Executive signs this Waiver and Release including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. Executive further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he was already entitled in the absence of this waiver. Executive further acknowledges: (a) that he has been informed by this writing that he should consult with an attorney prior to executing this Waiver and Release; (b) that he has carefully read and fully understands all of the provisions of this Waiver and Release; (c) he is, through this Waiver and Release, releasing the Company and the other Released Parties from any and all claims he may have against any of them; (d) he understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he executes this Waiver and Release; (e) he has at least [twenty-one (21)] [forty-five (45)] days within which to consider this Waiver and Release; and (f)

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he has seven (7) days following his execution of this Waiver and Release to revoke the Waiver and Release; and (g) this Waiver and Release shall not be effective until the revocation period has expired and Executive has signed and has not revoked the Waiver and Release.
Executive acknowledges and agrees that: (a) he has had reasonable and sufficient time to read and review this Waiver and Release and that he has, in fact, read and reviewed this Waiver and Release; (b) that he has the right to consult with legal counsel regarding this Waiver and Release and is encouraged to consult with legal counsel with regard to this Waiver and Release; (c) that he has had (or has had the opportunity to take) [twenty-one (21)] [forty-five (45)] calendar days to discuss the Waiver and Release with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period; (d) that he is entering into this Waiver and Release freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he is not relying upon any oral representations made to him regarding the subject matter of this Waiver and Release; (f) that by this Waiver and Release he is receiving consideration in addition to that which he was already entitled; and (g) that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company and the other Released Parties.
Executive acknowledges and agrees that he has seven (7) days after the date he signs this Waiver and Release in which to rescind or revoke this Waiver and Release by providing notice in writing to the Company. Executive further understands that the Waiver and Release will have no force and effect until the end of that seventh day (the “Waiver Effective Date”). If Executive revokes the Waiver and Release, the Company will not be obligated to pay or provide Executive with the benefits described in this Waiver and Release, and this Waiver and Release shall be deemed null and void.
AGREED TO AND ACCEPTED this

______ day of _________________, 20__.

____________________________________
[Name]

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